As filed with the Securities and Exchange Commission on November 8, 2024

Registration Nos. 333-08805, 333-138702, 333-150249, 333-183427, 333-212241

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1868008
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6940 Columbia Gateway Dr., Suite 470
Columbia, MD 21046
(Address of principal executive offices and zip code)

GSE SYSTEMS, INC. 1995 LONG-TERM INCENTIVE PLAN
KOESTENBAUM OPTION AGREEMENT
MEULLER OPTION AGREEMENT
(Full Title of the Plans)

Emmett Pepe
Chief Financial Officer
GSE Systems, Inc.
6940 Columbia Gateway Dr., Suite 470
Columbia, MD 21046
Tel: (410) 970-7800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by GSE Systems, Inc. (the “Company”) with the Securities and Exchange Commission:

•
Registration No. 333-08805, filed on July 25, 1996, registering 635,000 shares of common stock under the Company’s 1995 Long-Term Incentive Plan, the Koestenbaum Option Agreement, and the Mueller Option Agreement.

•	Registration No. 333-138702, filed on November 14, 2006, registering 1,875,000 shares of common stock under the Company’s 1995 Long-Term Incentive Plan.
•	Registration No. 333-150249, filed on April 15, 2008, registering 1,000,000 shares of common stock under the Company’s 1995 Long-Term Incentive Plan.
•	Registration No. 333-183427, filed on August 20, 2012, registering 2,000,000 shares of common stock under the Company’s 1995 Long-Term Incentive Plan.
•	Registration No. 333-212241, filed on June 24, 2016, registering 2,000,000 shares of common stock under the Company’s 1995 Long-Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of August 8, 2024 (the “Merger Agreement”), by and among the Company, Nuclear Engineering Holdings LLC, a Delaware limited liability company  (“Parent”) and Nuclear Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated October 20, 2024, Merger Sub merged with and into the Company effective as of October 31, 2024, with the Company continuing as the surviving corporation. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on November 8, 2024.

GSE SYSTEMS, INC.

By:	/s/ Emmett Pepe
Title:	Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to Registration Statements.